Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza and Grupo Ferrer Amend Adasuve™ Partnership

Ferrer Future Milestone Payment Exchanged for a Purchase of $3 Million of

Alexza Stock, with a Ferrer Option to Purchase up to $8 Million of Additional Alexza Stock

Grupo Ferrer Preparing to Submit ADASUVE Regulatory Filings

in Brazil and Mexico

Mountain View, California and Barcelona, Spain - March 7, 2012 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) and Grupo Ferrer Internacional, S.A. (Ferrer), announced today that they have amended their commercial partnership agreement for Adasuve™ (Staccato® loxapine). In October 2011, Alexza and Ferrer established a partnership for the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. With this amendment, Ferrer will expand its strategic partnership by becoming an Alexza stockholder. Ferrer and Alexza have agreed to eliminate a future potential milestone payment in exchange for the purchase of Alexza common stock. Ferrer will purchase approximately 2.42 million shares of Alexza common stock for $1.24 per share. During 2012, up to an additional $8 million of Alexza common stock may be purchased by Ferrer, upon a request by Alexza and subject to acceptance by Ferrer, in exchange for the elimination of additional milestones at a price per share that will be a premium to the market price on the date of purchase.

Alexza and Ferrer also announced Ferrer’s intent to submit product registrations for ADASUVE in Brazil and Mexico. These two Latin American registrations submissions represent Ferrer’s first two non-European Union ADASUVE regulatory filings.

“We welcome the opportunity to expand our partnership with Alexza,” said Antoni Villaró, Chief Operating Officer of Grupo Ferrer. “ADASUVE fits perfectly into our specialty pharmaceutical portfolio. If approved for marketing, we believe that the unique therapeutic benefits ADASUVE provides will capture physicians’ and patients’ interest, and establish it as an important new tool in the treatment of agitation.”

“We are very pleased with the strengthening of our strategic partnership and alliance with Grupo Ferrer,” said Thomas B. King, Alexza’s President and CEO. “In the first four months of our partnership, teams from both companies have worked to expand the integration of the ADASUVE work, strategies and responsibilities. We share great passion for the product and a strong sense of camaraderie toward building long-term success.”

King continued, “We are also excited to support Ferrer’s upcoming submissions of the ADASUVE registrations for Brazil and Mexico. We feel these filings demonstrate Ferrer’s commitment to ADASUVE as they work to bring this important product to patients.”

About ADASUVE (Staccato loxapine)

ADASUVE is an anti-agitation therapeutic that combines Alexza’s proprietary Staccato system with loxapine, an antipsychotic drug. Loxapine is currently available in oral and other formulations, inside and outside of the U.S. and European Union. The Staccato system is a hand-held, single-dose inhaler that delivers a drug aerosol to the deep lung that results in IV-like pharmacokinetics and rapid systemic effects. Click here to see an animation of how the Staccato system works.

As an easy-to-use, non-coercive and highly reliable inhaled therapeutic that has been shown to produce a rapid reduction in agitation, Alexza believes that ADASUVE meets the three key attributes for the treatment of acute agitation as specified in the American Association of Emergency Psychiatrists’ Expert Consensus Guidelines for the Treatment of Behavioral Emergencies: speed of onset, reliability of medication delivery and patient preference. Similarly, the National Institute for Health and Clinical Excellence (commonly referred to as “NICE”) Clinical Practice Guidelines describe an ideal treatment for agitation as having a low level of side effects and a rapid onset of action, and that injections should be administered only in exceptional circumstances.

About Grupo Ferrer

Grupo Ferrer is a privately-held European R&D-based pharmaco-chemical and medical device company headquartered in Barcelona, Spain. Founded in 1959, the group encompasses today 45 companies developing its activities in Europe, Latin America, Africa, Middle East, Asia and the United States. In total, Grupo Ferrer’s human healthcare products are being commercialized in 93 countries through 26 direct subsidiaries (including Joint Ventures) and 70 partners and distributors.

Grupo Ferrer carries out activities throughout the full value-chain of the pharma business, from R&D to international marketing, including fine chemicals development and both raw material and pharmaceutical product manufacturing. For this purpose, Grupo Ferrer has research centres in Spain and Germany, as well as manufacturing sites in Europe and Latin America.

Grupo Ferrer’s regulatory expertise has resulted in more than 800 active registration dossiers worldwide, including high added-value products for orphan and life-threatening diseases. The aim of Grupo Ferrer’s corporate strategy is to establish alliances and long-term relationships with biotechnology and pharmaceutical companies within its strategic therapeutic areas. The company holds a long track record of agreements signed with big multinationals, as well as with medium size pharmaceutical companies and small biotech or R&D-based companies.

The company has experience with high value-added products, for very specific indications (i.e., Remodulin® (Treprostinil) for PPH, Egrifta® (tesamorelin) for HIV lipodistrophy) that may have specific requirements in terms of administration (injectables, subcutaneous pumps, etc.).

For more information about Grupo Ferrer, visit the Company’s web site at www.ferrergrupo.com.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.

ADASUVE (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation in adults with schizophrenia or bipolar disorder. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a Complete Response Letter from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010, a Risk Evaluation and Mitigation Strategy (REMS) guidance meeting with the FDA in April 2011, and the ADASUVE NDA was resubmitted in August 2011. In December 2011, the ADASUVE NDA was the subject of an advisory committee meeting. In January 2012, Alexza received notice of a 90-day extension of the Prescription Drug User Fee Act (PDUFA) goal date, from February 4, 2012 to May 4, 2012.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including any future purchases of Alexza stock by Ferrer, the adequacy of the Company’s capital to support the Company’s operations, the Company having adequate authorized shares available to sell to Ferrer or for other uses, the Company’s ability to raise additional funds and the potential terms of such potential financings, the potential of the Company’s ADASUVE NDA resubmission to adequately address the issues in the Complete Response Letter, the timing of the FDA’s review of the NDA, the eventual prospects that ADASUVE will be approved for marketing in the U.S., and the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King President and CEO 650.944.7634 tking@alexza.com